Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES REPORTS RECORD EARNINGS

Houston, Texas. April 26, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) reported record earnings of $0.66 per diluted share for its second fiscal quarter ended March 31, 2005, up 47% from the prior year's earnings of $0.45 per diluted share.
Financial Results (in millions, except per share amounts)
	3 Months Ended
	03/31/05	12/31/04	03/31/04

Revenue	$795.9	$737.8	$647.1

Net Income	$109.6	$95.0 (1)	$73.3

Diluted Earnings Per Share	$0.66	$0.58 (1)	$0.45

(1) Includes $9.0 million profit before taxes recorded in other income for the recovery of misappropriated funds.

Sequentially, consolidated revenue for the quarter increased 8%, with U.S./Mexico Pressure Pumping Services up 4%, International Pressure Pumping Services up 16% and Other Oilfield Services up 5%. Compared to prior year's second quarter, consolidated revenue increased 23%, with U.S./Mexico Pressure Pumping Services increasing 31%, International Pressure Pumping Services increasing 14%, and Other Oilfield Services up 21%.

Operating income margins during the quarter were 20.2%, up from 17.6% reported in the previous quarter and up from 17.1% reported in last year's second quarter. Improved operating margins, sequentially and year over year, were the result of positive contributions from all business segments.

Capital spending was $77.7 million for the quarter. Year to date spending is $132.6 million, in line with planned 2005 capital spending of $290 million. The Company purchased $37.8 million of its common stock during the quarter at an average price of $48.83 per share and has authorization remaining to purchase up to $209.6 million in stock. Cash plus short term investments, as of March 31, 2005 was $653.9 million, which exceeded total debt by $152.0 million at March 31, 2005.

On March 25, 2005 the Company called for redemption of all of its outstanding Convertible Senior Notes due 2022. The redemption date was April 25, 2005 with an aggregate redemption price of $422.4 million. The redemption of the notes was funded with cash.

U.S./Mexico Pressure Pumping Services

U.S./Mexico Pressure Pumping Services revenue increased 4% sequentially, as a result of improved pricing and higher drilling activity in the U.S. The combined U.S. and Mexico average drilling rig count increased 3%. Operating income margins for U.S./Mexico improved to 30% from 29% reported in the previous quarter.

Compared to the second quarter of the prior year, revenue in U.S./Mexico increased 31%, on the strength of a 14% combined average drilling rig count increase for the U.S. and Mexico and improved pricing in the U.S. market. U.S./Mexico operating income margins were 25% in the prior year's quarter.

International Pressure Pumping Services

International Pressure Pumping Services revenue increased 16% sequentially primarily from a 24% revenue increase in Canada. International revenue excluding Canada was up 10% sequentially, on the strength of activity increases in the North Sea led by Norway and the U.K., slightly offset by a decrease in revenue from the Company's stimulation vessel in the North Sea. Russia also experienced improved revenue, due to increased fracturing activity. International Pressure Pumping Services operating margins were 16%, up from 13% reported in the previous quarter, primarily resulting from the sequential increase in Canadian activity.

Year over year, International Pressure Pumping Services revenue was up 14%. Canadian revenue improved 12%. International revenue excluding Canada was up 16% with each region showing improvement. North Sea revenue was up 36%, despite a 50% reduction in market activity for the Company's stimulation vessel. Revenue in the Middle East increased 24% primarily from increased activity in India and Bangladesh. Argentina and Russia also contributed to the increase in revenue. Operating margins for International Pressure Pumping Services remained flat year over year.

Other Oilfield Services

Revenue from the Company's Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) increased 5% sequentially. Operating income margins improved to 12% from 6% reported in the previous quarter. All services experienced increases in revenue sequentially, except Process and Pipeline Services which experienced a normal seasonal decline.

Compared to the second quarter of the prior year, revenue for these services increased 21%, with all service lines showing revenue improvement. Operating income margins of 12% for the quarter were higher than the 8% reported for the same quarter last year. Each of the service lines contributed to the improved operating income margins year over year.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, "Strong drilling activity in North America along with improving markets in the North Sea and Middle East contributed to record earnings for the quarter.

"We continue to remain optimistic that worldwide activity will remain strong. We have also planned for a normal spring breakup in Canada. As a result we are forecasting earnings for the June quarter in the range of $0.57 -- 0.60 per diluted share. We now expect our 2005 fiscal year earnings to be in the range of $2.45 -- 2.55 per diluted share."

Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the March 2005 quarter compared to the December 2004 quarter (sequential) and the March 2004 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	7%	35%
Canada	24%	14%
	10%	29%
Latin America (includes Mexico)	-8%	-6%
Europe/Africa	13%	25%
Russia	19%	31%
Middle East	8%	27%
Asia Pacific	-6%	-4%
	9%	23%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing a non-GAAP financial measures in today's earnings release conference call -- operating income incremental margin. Operating income incremental margin is computed by utilizing GAAP numbers. It is calculated by dividing the change in operating income by the change in revenue. Management believes incremental margins provide useful information to investors as a measure of earnings growth. The computation is posted on the Investors section of our website.. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company is scheduled to report second quarter fiscal 2005 earnings on Tuesday, April 26, 2005 and will hold a conference call following the earnings release. The call will take place at 9:00 a.m. Central Time, following the release of earnings scheduled for approximately 8:15 a.m. Central Time.

To participate in the conference call, please call 913/981-4912, 10 minutes prior to the conference call start time and give the conference code number 4524032. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 4524032. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)
	Three Months Ended		Six Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
	(In thousands except per share data)
Revenue	$ 795,863	$ 647,060	$ 1,533,645	$ 1,247,859
Operating Expenses:
Cost of sales and services	573,593	484,106	1,123,679	941,836
Research and engineering	13,083	11,828	25,545	22,333
Marketing	22,170	20,133	43,845	39,430
General and administrative	26,218	20,027	48,701	37,908
Loss on long-lived assets	392	550	1,330	928
Total operating expenses	635,456	536,644	1,243,100	1,042,435
Operating income	160,407	110,416	290,545	205,424
Interest expense	(3,790)	(4,144)	(7,758)	(8,346)
Interest income	3,609	898	6,572	1,718
Other income/(expense), net	(282)	(100)	9,319	(596)
Income before income taxes	159,944	107,070	298,678	198,200
Income taxes	50,390	33,806	94,091	63,424
Net income	$ 109,554	$ 73,264	$ 204,587	$ 134,776

Earnings Per Share:
Basic	$0.68	$0.46	$1.26	$0.85
Diluted	$0.66	$0.45	$1.24	$0.83
Weighted Average Shares Outstanding:
Basic	162,300	159,474	162,358	159,165
Diluted	164,858	163,229	164,981	162,583
Supplemental Data:
Depreciation and amortization	$ 32,865	$ 31,268	$ 65,230	$ 61,962
Capital expenditures	77,668	45,280	132,607	83,401
Debt	501,918	508,443
Segment Data:
U.S./Mexico Pressure Pumping Revenue	389,373	297,556	764,826	581,998
Operating Income	116,808	74,206	224,532	140,413
International Pressure Pumping Revenue	284,678	248,766	530,823	469,975
Operating Income	45,518	39,160	76,588	64,359
Other Oilfield Services Revenue	121,611	100,738	237,632	195,886
Operating Income	14,497	8,561	20,926	20,688
Corporate Revenue	201	297	364	538
Operating Loss	(16,416)	(11,511)	(31,501)	(20,036)

This press release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)